UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 15, 2015

RAPID FIRE MARKETING, INC.

(Exact name of registrant as specified in its charter)

Nevada	26-0214836
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

311 West Third St.

Suite 1234

Carson City, NV 89701

Telephone: (775) 461-5127

(Address and telephone number of Registrant’s principal executive offices)

Nevada Business Center, LLC

311 West Third Street

Carson City, NV 89703

Telephone: (775) 461-5127

(Name, address, and telephone number of agent for service)

Copies of communications to:

Gregg E. Jaclin, Esq.

Szaferman, Lakind, Blumstein & Blader, P.C.

101 Grovers Mill Road

Lawrenceville, New Jersey 08648

Tel. No.: (609) 275-0400

Fax No.: (609) 275-4511

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 15, 2015, Rapid Fire Marketing, Inc. (the “Company”) and Black Ice Advisors, LLC (“Black Ice”) entered into an Asset Purchase Agreement (the “Agreement”), pursuant to which the Company agreed to purchase from Black Ice the following assets: (1) a 2,000 gallon water truck, (2) a 25,000 gallon steel water tank and (3) a 2005 John Deere skip loader tractor (together, the “Assets”). As consideration for the Assets, the Company executed a convertible promissory note in the principal amount of $90,000 (“Note”) that matures on December 10, 2015 and carries no interest. If upon maturity the Company is unable to repay the Note, Black Ice may convert the note into shares of the Company’s common stock at a fifty percent (50%) discount to the lowest intraday bid price during the preceding twenty (20) days from the Notice of Conversion.

The Company is acquiring the Assets in connection with the development of a new business division in industrial hemp farming. The Company recently leased sixty six acres of farmland in the Inland Empire region of California. Within the next thirty days, the Company will begin preparation of the farmland for industrial hemp farming. The land will be cleared of rocks and debris, then plowed to enable the Company to begin planting immediately upon receiving a permit from the State of California Department of Agriculture. California is currently putting the infrastructure in place to facilitate the permit process. Therefore, we cannot be certain as to when we will be able to begin growing. The Company is actively recruiting labor to commence industrial hemp farming once we receive the requisite permit from the State of California.

Under current agreements, it is expected that the initial operations of the industrial hemp farm will cost less than $10,000 per month, inclusive of lease payments and labor. Once the land is ready for seeding, the workforce will consist of one supervisor and one equipment operator who will operate the farm. It is anticipated that this workforce will be able to harvest the hemp and transport to a processing plant. The Company will continue to harvest and sell industrial hemp to raise enough money to lease additional adjacent acreage to expand the business.

About Industrial Hemp

Industrial hemp is a variety of Cannabis sativa and is of the same plant species as marijuana. However, hemp is genetically different and distinguished by its use and chemical makeup. Hemp has long been cultivated for non-drug use in the production of industrial and other goods. It can be grown as a fiber, seed, or other dual-purpose crop. Hemp fibers are used in a wide range of products, including fabrics and textiles, yarns and raw or processed spun fibers, paper, carpeting, home furnishings, construction and insulation materials, auto parts, and composites. The interior stalk (hurd) is used in various applications such as animal bedding, raw material inputs, low-quality papers, and composites. Hemp seed and oilcake are used in a range of foods and beverages, and can be an alternative food protein source. Oil from the crushed hemp seed is an ingredient in a range of body-care products and also nutritional supplements. Hemp seed is also used for industrial oils, cosmetics and personal care, and pharmaceuticals, among other composites.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description

10.1	Asset Purchase Agreement, by and between the Company and Black Ice, dated June 15, 2015
10.2	Lease Agreement for farm land

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Rapid Fire Marketing, Inc.

Date: June 19, 2015	By:	/s/ Thomas Allinder
Thomas Allinder, President